Exhibit 21.1

Subsidiaries

1.        American Superconductor Europe GmbH (*)—established in Germany

2.        ASC Devens LLC (*)—incorporated in Delaware

3.        ASC Securities Corp. (*)—incorporated in Massachusetts

4.        Superconductivity, Inc. (*)—incorporated in Delaware

5.        NST Asset Holding   Corporation (*)—incorporated in Delaware

6.        Windtec Consulting, GmbH (*)—incorporated in Austria

7.        Power Quality Systems, Inc. (*)—incorporated in Pennsylvania

*	Wholly owned subsidiary of American Superconductor Corporation